SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Salomon Brothers Municipal Partners Fund Inc.

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For Immediate Release

Institutional Shareholder Services Recommends Shareholders of Salomon

Brothers Municipal Partners Fund Vote For the New Management Agreement

NEW YORK—(BUSINESS WIRE)— October 12, 2005 Salomon Brothers Municipal Partners Fund Inc. (NYSE: MNP) today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy voting advisory firm, is recommending that shareholders vote in favor of a new management agreement with Salomon Brothers Asset Management Inc (SBAM), to take effect upon the completion of Legg Mason’s purchase of Citigroup’s asset management business. ISS’s voting analyses and recommendations are relied upon by more than 1,500 major institutional investment funds, mutual funds, and fiduciaries.

ISS made its recommendation after considering the efforts and arguments by Karpus Investment Management to solicit votes against approval of the management agreement.

In its report, ISS noted that: “SBAM has performed well as investment advisor, leading to strong returns for shareholders over the years. The board is also carefully monitoring any discount, but it will not seek the discount’s elimination at the expense of long-term shareholders. A vote against this proposal may create significant uncertainty for the fund and its shareholders. ISS does not believe that this is the proper means to narrow the discount.”

The report continued, “Furthermore, the fund’s closed-end structure is a fundamental component of the fund’s investment objective and is critical to its successful implementation. In conclusion, ISS believes that long-term investors, presumably the majority of shareholders, can still benefit from this fund’s overall performance.”

“The Board is pleased that ISS has recognized the compelling reasons for approving the new management agreement,” said R. Jay Gerken, Chairman of the Board. “Acting in the interests of all Fund shareholders, the Fund’s Board has approved, and recommended that shareholders vote for approval of the new agreement, using the white proxy card they have received from the Fund.”

“Under SBAM’s management, the Fund has outperformed its benchmark, the Lehman Brothers Municipal Bond Index, based on net asset value and market price for the 1-year, 3-year, 5-year and 10-year periods ended August 31, 2005, according to Lipper Analytical Services,” continued Mr. Gerken. “Furthermore, the Fund will be aligned with an organization with an excellent reputation, focused solely on asset management following completion of the Legg Mason transaction. Legg Mason has a strong record of long-term performance in asset management.”

As of May 31, 2005, 98% of Legg Mason’s open- and closed-end mutual fund assets had beaten their Lipper category averages over ten years, according to Lipper Analytical New Applications (excluding money market funds).

The Fund’s Directors, including all Independent Directors, approved a new management agreement between SBAM and the Fund, following the announcement of Citigroup’s intention to sell its asset management business to Legg Mason, in exchange for Legg Mason’s broker-dealer business and other consideration. The Legg Mason transaction is expected to be completed by

Citigroup in the fourth quarter of this year, at which time the new management agreement is intended to become effective.

Shareholders can vote for approval of the new agreement by using the white proxy card they received in the mail from the Fund. If shares are held in a brokerage account, a broker can vote for the shareholder only if the broker has been instructed to do so by the shareholder. Shareholders can give their brokers instructions simply by signing and dating the white proxy card provided by the Fund and returning it in a postage-paid envelope provided to them or by following the instructions for phone or Internet voting on the proxy card. Shareholders need not contact their brokers directly. Shareholders may obtain a white proxy card and return envelope by calling 1-888-293-6728.

Salomon Brothers Municipal Partners Fund Inc., a diversified investment management company, is managed by SBAM, an indirect wholly owned subsidiary of Citigroup Inc.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.citigroupam.com. Please note that past performance does not guarantee future results. Investment return and principal value of a fund will fluctuate. Current performance may be lower or higher than the performance data quoted.

Contact:	Brenda Grandell
Director, Closed-End Funds
Citigroup Asset Management
212-291-3775

Media Contact:
Mary Athridge
Media Relations
Citigroup Asset Management
212-559-0104